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Victor Technologies™ Acquires Gas-Arc Group Ltd - A Leader in Gas Control Solutions
Acquisition enables the company to expand its presence in Europe and leverage strengths in the high purity and medical gas control markets globally
ST. LOUIS, MO - October 31, 2013 —Victor Technologies today announced it has acquired Gas-Arc Group Ltd, a privately held manufacturer of gas control equipment based in the United Kingdom, for approximately $40 million in cash, subject to post-closing adjustments. Gas-Arc's portfolio includes branded gas control products that meet specialty gas application requirements as well as cutting and welding equipment for the industrial, laboratory and medical gas control markets. Gas-Arc will continue to operate under its own name.
“Gas-Arc has shown an ability to anticipate changes in the market and innovate quickly, allowing customers to capitalize on the latest industrial, laboratory and medical opportunities,” said Martin Quinn, CEO of Victor Technologies. “In addition, Gas-Arc's manufacturing and testing facility in Diss, England, will increase our capability in delivering high quality products to the European market and strengthen our position as a leader in the high purity and medical gas control markets globally.”
John Gray, Managing Director of Gas-Arc, added, “Joining the Victor team enables us to realize our full growth potential, which in turn helps to secure the future for our valued and skilled employees while offering opportunities for our customers and suppliers. Both companies share a common vision: to provide innovative gas control solutions by collaborating with our end users.”
Douglas Korn, a Senior Managing Director of Irving Place Capital, said, “The Gas-Arc acquisition advances Victor’s technological and market leadership in cutting, gas control and specialty welding and is another example of the Victor management team’s impressive ability to drive long-term growth and profitability.” Irving Place Capital acquired Victor Technologies in 2010.

About Gas-Arc Group Ltd
Founded in 1976, Gas-Arc Group Ltd has established its presence as a leader in the design and manufacturing of specialty gas and industrial gas control products. Recent innovations include the development of multi-cylinder pack manifolds and high purity gas automatic changeover pressure reduction manifolds, both of which are designed and manufactured in the U.K. to comply with recognized global standards. Gas-Arc's broad offering also includes specialty, laboratory and technical grade gas regulators, auto-change and manual manifolds, pipeline outlet points, point of use control panels and flashback arrestors, and a range of cutting, welding and heating torches and accessories.
About Victor Technologies
Headquartered in St. Louis, Missouri, Victor Technologies provides superior solutions for cutting, gas control and specialty welding equipment under brand names that include Victor®, Victor®Thermal Dynamics®, Victor®Arcair®, Victor®TurboTorch®, Tweco®, Thermal Arc®, Stoody®, Firepower® and Cigweld®. For more information about Victor Technologies, its products and services, visit the company’s web site at www.victortechnologies.com.
About Irving Place Capital
Irving Place Capital is a middle-market private equity firm that invests in buyouts, recapitalizations, and growth capital opportunities. The firm focuses on making control or entrepreneur-driven investments in retail & consumer, industrial, packaging and healthcare companies where it can apply its substantial operating and strategic resources and expertise to enhance value. Since its formation in 1997, Irving Place Capital has been an investor in more than 60 companies and has raised over $4 billion of equity capital, including its current $2.7 billion institutional fund. More information about Irving Place Capital is available at www.irvingplacecapital.com.

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